Exhibit 99.1

VELATEL TO DEPLOY AND EXPAND
WIRELESS BROADBAND NETWORKS IN CROATIA AND MONTENEGRO

VelaTel acquires a 75% stake in holding company Herlong Investments and its operating subsidiaries Novi-Net and Montenegro Connect

SAN DIEGO, CA – DECEMBER 8, 2011 – US-based VelaTel Global Communications (OTCQB: VELA) (VelaTel), a leader in deploying and operating wireless broadband and telecommunication networks worldwide, today announced it has entered into a Business Cooperation Agreement with the shareholders of Herlong Investments Limited to acquire a 75% controlling interest in Herlong and its operating subsidiaries, Novi-Net, d.o.o. and Montenegro Connect, d.o.o.  The transaction is expected to close the first week of January 2012 to allow sufficient time for VelaTel’s auditors to conduct the work needed to report the financial results of Herlong and its subsidiaries on VelaTel’s consolidated financial statements going forward.

The Republic of Croatia granted Novi-Net a nationwide license to provide wireless broadband access (WBA) and related telecommunication services as part of its protocols to become the next member of the European Union.  The license grants the use of 42 MHz of radio frequency spectrum in the 3.5 GHz bandwidth to serve Croatia’s 4.5 million citizens.  Since 2006, Novi-Net has been providing WBA in five counties in northern Croatia under a regional license.  Novi-Net currently owns a data center, a network core and 11 base transceiver stations (BTS) to provide WBA and related services to approximately 1,500 subscribers.  Novi-Net has 15 existing experienced employees, local brand name recognition, and a mature marketing program.  VelaTel intends to maintain the existing management and operations employees.  Novi-Net founder and general manager Karlo Vlah commented, “The national license provides the vehicle for Novi-Net to take our network to the next level.  Our partnership with VelaTel and the expertise and capital they bring provides the driver.”

Montenegro Connect holds a similar nationwide license in Montenegro, also covering 40 MHz in the 3.5 GHz bandwidth.  Montenegro’s year round population stands at 625,000, but it enjoys over 1 million mostly affluent tourist visitors per year.  Montenegro Connect is a “greenfield” operation with two BTS installed for testing purposes and no commercial operations or subscriber base. Although each country will have separate networks for regulatory and billing purposes, VelaTel expects to realize significant savings by consolidating many functions in the two contiguous markets that share the same language and economic demographics.  VelaTel CEO George Alvarez noted, “Combining our engineering and deployment expertise with the experience and local knowledge base of Novi-Net’s personnel will allow Montenegro Connect to hit the ground running and avoid many of the learning curve issues a new operator typically experiences.”

In exchange for its 75% equity stake, VelaTel will contribute all CAPEX and OPEX necessary to deploy and operate the Croatia and Montenegro networks until the companies are cash flow positive.  VelaTel’s service level commitment is for 75 new BTS plus the core equipment, other infrastructure and software needed to support up to 150,000 subscribers.  Based on pro formas the parties have developed, VelaTel’s commitment includes its ability to leverage 85% vendor financing from its strategic partner, ZTE Corporation.  VelaTel has already placed the equipment order and paid the $713,000 down payment for the equipment, which ZTE has already manufactured.  Based on an estimated delivery date during February 2012, VelaTel expects to complete the deployment of the new equipment during the summer of 2012.

CEO Alvarez concluded, “These companies provide us a low cost entry into the geographic center of the Balkan countries.  We expect this to lead to other opportunities in the region.”

About VelaTel Global Communications, Inc.
VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers.  VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers.  VelaTel currently has project operations in People’s Republic of China and Peru.  Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe.  VelaTel’s administrative headquarters are in San Diego, California.  For more information, please visit www.velatel.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

VelaTel Contacts:

Media/Analyst Relations	Retail Investors
Kimberley Brown	Tim Matula
Core Insights 360 PR	VelaTel Global Communications, Inc.
Public Relations	Investor Relations
1-404-314-2900	(Toll Free) 1-877-260-9170
kbrown@coreinsights360.com	investors@velatel.com

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